Exhibit 10.3

IHS INC.
SECOND AMENDMENT TO CONTRACT OF EMPLOYMENT
PURSUANT TO THE EMPLOYMENT RIGHTS ACT 1996

Amendment dated as of February 3, 2017 (this “Amendment”) to the Letter Agreement (the “July 2016 Letter Agreement”) dated as of July 8, 2016 between IHS Inc. (the “Company”) and Todd Hyatt (“Executive”), amending the offer letter dated as of October 31, 2013 between the Company and the Executive (the “October 2013 Letter Agreement”).

W I T N E S S E T H

WHEREAS, the Company and Executive have agreed to amend the terms and conditions of the continued employment of Executive by the Company.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby by acknowledged by each of the parties, the Company and Executive hereby agree as follows:

1.	AMENDMENTS

(a)	Clauses 5(ii) and 5(iii) of the October 2013 Letter Agreement are hereby deleted in their entirety.

(b)	Clauses 6(ii) and 6(iii) of the October 2013 Letter Agreement are hereby deleted in their entirety.

(c)	Clauses 1(a), 4(a) and 4(b) of the July 2016 Letter Agreement are hereby deleted in their entirety.
(d)    Clause 4(d)(iv) and the last sentence of clause 4(d) of the July 2016 Letter Agreement are hereby deleted in their entirety and clause 4(d) shall read in its entirety as follows:

“ “Good Reason” means the occurrence of any of the following (i) a reduction in base salary or target annual cash bonus percentage opportunity from that in effect on the date hereof, (ii) assignment to a position that represents a materially diminished level of authority and responsibility with the Company from that in effect on June 6, 2016; provided, that if you are assigned to such a position after June 6, 2016 but prior to the Merger Closing Date, the occurrence of such Good Reason circumstance shall be deemed to have first occurred on the Merger Closing Date, or (iii) a requirement by the Company that your principal location of work be relocated by more than 50 miles from its location on the date hereof without your consent. Notwithstanding the foregoing, none of the events in clauses (i) through (iii) above shall constitute Good Reason for purposes of this letter agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, (y) the Company fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 30 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such date shall not be later than 6 months following the date you provided written notice to the Company.”

(e)	New clause 1(e) is hereby added to the July 2016 Letter Agreement as follows:

“(e) In the event your employment is terminated with the Company or its affiliates by reason of your Retirement, you will be eligible to receive the Health Benefits set forth in clause 1(c) for the Continuation Period.”

(f)	New clause 1(f) is hereby added to the July 2016 Letter Agreement as follows:

“(f) In the event your employment is terminated with the Company or its affiliates by reason of your Retirement, all unvested restricted share units and other equity awards that were granted to you shall continue to vest and be settled in accordance with the original vesting schedule as set forth in such restricted stock units or other equity awards as if you had remained an employee of the Company or its affiliates during the full vesting period; provided, however, that (i) you have remained an employee of the Company or its affiliates for six (6) full months following the grant date of such restricted stock units or other equity awards; (ii) during your employment with the Company or its affiliates or any time thereafter during the full vesting period, you have not and do not engage in any activity in competition with Company or its affiliates or which is inimical, contrary or harmful to the interests of the Company or its affiliates (to the fullest extent not prohibited by applicable law), as determined by the Company’s Human Resources Committee, and you certify as to such non-engagement upon the request of the Company; and (iii) upon the request of the Company, you execute and do not revoke a release of claims in favor of the Company and its affiliates, in a form satisfactory to the Company which must be executed by you and delivered to the Company by no later than the 52nd day following the date of your Retirement. For the avoidance of doubt, any unvested restricted share units or other equity awards granted to you will be cancelled for no consideration and cease to be outstanding if you engage in any of the prohibited conduct as described in this subsection 1(f). The terms and conditions of such equity incentive awards shall otherwise be subject to the terms and conditions of the Company’s 2014 Equity Incentive Award Plan (or any applicable successor plan) and the applicable award agreements.”

(g)	New clause 1(g) is hereby added to the July 2016 Letter Agreement as follows:

“(g) In the event your employment is terminated by the Company or its affiliates without Cause or by you for Good Reason at any time after February 1, 2017, then any unvested portion of the equity award for 126,746 restricted share units granted to you on February 1, 2017 shall vest in full upon the date of such termination of employment; provided further, that, upon the request of the Company, you execute and do not revoke a release of claims in favor of the Company and its affiliates, in a form satisfactory to the Company which must be executed by you and delivered to the Company by no later than the 52nd day following the date of your termination of employment.”

(h)	New clause 4(e) is hereby added to the July 2016 Letter Agreement as follows:

2

“(e) “Retirement” means your voluntary termination of employment with the Company on or after the date on which you have at least sixty (60) years of age (not rounded up). You will not be treated as having incurred a termination of employment by reason of Retirement if the Company or its affiliates had Cause to terminate your employment at the time of your termination of employment.”

2.	EFFECTIVENESS OF AMENDMENT; CONFLICTS; GOVERNING LAW

This Amendment is effective as of February 1, 2017. In the event of any conflict between this Amendment and any award that Executive receives, this Amendment shall control. This Amendment shall be construed and enforced in accordance with the laws of the State of Colorado (without reference to its conflicts of laws provisions).

In witness whereof this amendment has been signed as a deed and delivered on the date written below.

Signed as a deed by:

/s/ Todd Hyatt                    2/3/2017
____________________________        __________________________
Todd Hyatt    Date

In the presence of:

/s/ Dawn Kindred                2/3/2017
_________________________        ________________________
Name / Signature                Date

Signed on behalf of IHS Inc. by:

/s/ Sari Granat                    2/3/2017
_________________________        ________________________
Sari Granat
Name / Signature                Date

4